Amendment to Administrative Services Agreement

      This is an Amendment to the Administrative Services Agreement made and entered into between INVESCO Tax-Free Income Funds, Inc., a Maryland corporation (the "Company"), and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 30th day of April, 1993 (the "Services Agreement").

      WHEREAS, the Company desires to have IFG perform certain administrative, sub-accounting, and recordkeeping services with respect to the assets of the Company allocable to the INVESCO Tax- Free Intermediate Bond Fund of the Company, and IFG is willing and able to perform such services on the terms and conditions set forth in the Services Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Services Agreement, it is agreed that the terms and conditions of the Services Agreement shall be applicable to the Company's assets allocable to the INVESCO Tax- Free Intermediate Bond Fund, to the same extent as if the INVESCO Tax-Free Intermediate Bond Fund were to be added to the definition of "Portfolio" as utilized in the Services Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement on this 20th day of October, 1993.


                                    INVESCO TAX-FREE INCOME FUNDS, INC.


                                    By: /s/ Dan J. Hesser
                                        ------------------------
                                        Dan J. Hesser, President
ATTEST:


/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary
(CORPORATE SEAL)

                                    INVESCO FUNDS GROUP, INC.


                                    By: /s/ Ronald L. Grooms
                                        ------------------------
ATTEST:                                 Ronald L. Grooms, Senior
                                        Vice President

/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary
(CORPORATE SEAL)